UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

SHORETEL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 5, 2010

To Our Stockholders:

          You are cordially invited to attend the 2010 Annual meeting of Stockholders of ShoreTel, Inc. to be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California, 94085, on November 3, 2010 at 1:00 p.m., Pacific Time.

          The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual meeting of Stockholders and Proxy Statement.

          It is important that you use this opportunity to take part in the affairs of ShoreTel by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

          We look forward to seeing you at the meeting.

Sincerely,

Gary J. Daichendt
Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 3, 2010: THIS PROXY
STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
http://www.Shoretel.com

SHORETEL, INC.
960 Stewart Drive
Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

          NOTICE IS HEREBY GIVEN that the 2010 annual meeting of stockholders of ShoreTel, Inc. will be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California 94085, on November 3, 2010, at 1:00 p.m., Pacific Time, for the following purposes:

          1. To elect two class I directors of ShoreTel, Inc., each to serve until the 2013 annual meeting of stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal. ShoreTel’s board of directors intends to present the following nominees for election as class I directors:

Mark F. Bregman
Edward F. Thompson

2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of ShoreTel, Inc. for the fiscal year ending June 30, 2011.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

          The foregoing items of business are more fully described in the proxy statement accompanying this notice.

                         Only stockholders of record at the close of business on September 21, 2010 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Gary J. Daichendt
Chairman of the Board

Sunnyvale, California
October 5, 2010

          Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

SHORETEL, INC.
960 Stewart Drive
Sunnyvale, California 94085

PROXY STATEMENT

October 5, 2010

          The accompanying proxy is solicited on behalf of the board of directors of ShoreTel, Inc., a Delaware corporation (“ShoreTel”), for use at the 2010 annual meeting of stockholders to be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California 94085, on November 3, 2010, at 1:00 p.m., Pacific Time. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about October 5, 2010. An annual report for the fiscal year ended June 30, 2010 is enclosed with this proxy statement.

Voting Rights, Quorum and Required Vote

          Only holders of record of our common stock at the close of business on September 21, 2010, which is the record date, will be entitled to vote at the annual meeting. At the close of business on September 21, 2010, we had 45,539,604 shares of common stock outstanding and entitled to vote. Holders of ShoreTel common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the annual meeting. A majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business.

          For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors, which means that the three nominees receiving the highest number of “for” votes will be elected. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the annual meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal.

          Brokers who hold shares for the accounts of their clients must vote such shares as directed by their clients. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the annual meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. Where a proposal is not “routine,” as is the case with Proposal No. 1, a broker who has received no instructions from its client generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal and therefore, would not be taken into account in determining the outcome of the non-routine proposal.

Voting of Proxies

          The proxy accompanying this proxy statement is solicited on behalf of the board of directors of ShoreTel for use at the annual meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. However, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the annual meeting will be counted as votes “for” such proposal, or in the case of the election of the class I directors, as a vote “for” election to class I of the board of all nominees presented by the board. In the event that sufficient votes in favor of the proposals are not received by the date of the annual meeting, the persons named as proxies may propose one or more adjournments of the annual meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the annual meeting provided a quorum is present.

Expenses of Solicitation

          The expenses of soliciting proxies to be voted at the annual meeting will be paid by ShoreTel. Following the original mailing of the proxies and other soliciting materials, ShoreTel and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, ShoreTel will request that brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We have engaged MacKenzie Partners to assist us in the solicitation of proxies and to provide related advice and information support at an estimated cost of $35,000, plus expenses and disbursements.

Revocability of Proxies

          Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the annual meeting or at the annual meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to ShoreTel stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the annual meeting, or by attendance at the annual meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the annual meeting, the stockholder must bring to the annual meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

          For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and internet voting options. Stockholders with shares registered directly in their names with Computershare, ShoreTel’s transfer agent, will also be able to vote using the telephone and internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare, you may vote those shares by calling the telephone number specified on your proxy or accessing the internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or internet proxy will not affect your right to vote in person should you decide to attend the annual meeting.

          The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and internet access providers, which must be borne by the stockholder.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

          ShoreTel’s board of directors is presently comprised of seven members, who are divided into three classes, designated as class I, class II and class III. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting. Mark F. Bregman and Edward F. Thompson have been designated as class I directors, Edwin J. Basart and Kenneth D. Denman have been designated as class II directors, and Gary D. Daichendt, Michael Gregoire and Charles D. Kissner have been designated as class III directors. Mr. Daichendt serves as chairman of the board.

          The class I directors will stand for reelection or election at this annual meeting, the class II directors will stand for reelection or election at the 2011 annual meeting of stockholders and the class III directors will stand for reelection or election at the 2012 annual meeting of stockholders. Unless otherwise provided by law, any vacancy on the board, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director. Any director so elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until his or her earlier death, resignation or removal.

          Each of the nominees for election to class I is currently a director of ShoreTel. If elected at the annual meeting, each of the nominees would serve until the 2013 annual meeting of stockholders and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. Shares represented by an executed proxy will be voted “for” the election of the three nominees recommended by the board unless the proxy is marked in such a manner as to withhold authority so to vote. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as the present board may determine. ShoreTel is not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

          The names of the nominees for election as class I directors at the annual meeting and of the incumbent class II and class III directors, and certain information about them, including their ages as of September 30, 2010, are included below.

Name	Age	Principal Occupation	Director Since

Nominee for election as class I director with term expiring in 2013:

Mark F. Bregman(3)	53	Executive Vice President and Chief Technology Officer of Symantec Corporation	2007
Edward F. Thompson(1)	72	Audit Committee Chairman of Aviat Networks, Inc.	2006

Incumbent class II director with term expiring in 2011:

Edwin J. Basart	61	Chief Technology Officer	1996
Kenneth D. Denman(1)(2)	51	Chief Executive Officer of Openwave Systems, Inc.	2007

Incumbent class III director with term expiring in 2012:

Gary J. Daichendt(2)(3)	59	Chairman of the Board	2007
		Managing member of TheoryR Properties LLC
Michael Gregoire(2)	44	Chairman and Chief Executive Officer of Taleo Corporation	2008
Charles D. Kissner(1)(3)	63	Chairman and Chief Executive Officer of Aviat Networks, Inc.	2006

(1)	Member of our audit committee.

(2)	Member of our compensation committee.

(3)	Member of our corporate governance and nominating committee.

          Mark F. Bregman has served as a director of ShoreTel since May 2007. Dr. Bregman has served as executive vice president and chief technology officer of Symantec Corporation, an infrastructure software company, since it acquired VERITAS Software Corporation, a provider of software and services to enable storage and backup, in July 2005. Prior to the acquisition of VERITAS Software, Dr. Bregman served as that company’s executive vice president, chief technology officer and acting manager of the application and service management group from September 2004 to July 2005, and as its executive vice president, product operations from February 2002 to September 2004. From August 2000 to October 2001, Dr. Bregman served as the chief executive officer of AirMedia, Inc., a wireless internet company. Prior to joining AirMedia, Dr. Bregman served a 16-year career with International Business Machines Corporation, most recently as general manager of IBM’s RS/6000 and pervasive computing divisions from 1995 to August 2000. Dr. Bregman holds a B.S. in physics from Harvard College and a Ph.D. in physics from Columbia University.

          Dr. Bregman is independent and his more than 25 years of operational and strategic experience in the technology industry apply directly to ShoreTel’s operations and strategic opportunities. His experience as the chief technology officer of a high-growth, publicly traded software company gives him valuable and firsthand insights into issues regarding the strategic development of products and services that ShoreTel offers. In addition, Dr. Bregman possesses experience with the development and protection of intellectual property assets. With his three years of prior service on the ShoreTel board, he is very familiar with our business and the specific challenges and opportunities the company faces.

          Edward F. Thompson has served as a director of ShoreTel since January 2006. Mr. Thompson has served as a senior advisor to Fujitsu Limited and as a director of several Fujitsu subsidiaries or portfolio companies since 1995. From 1976 to 1994, Mr. Thompson held a series of management positions with Amdahl Corporation including chief financial officer and secretary from August 1983 to June 1994, and chief executive officer of Amdahl Capital Corporation from October 1985 to June 1994. Mr. Thompson is a member of the board of directors of Aviat Networks, Inc. (formerly Harris Stratex Networks) and InnoPath Software Inc., and also serves as chairman of the audit committees of those companies. Until June 2010, Mr. Thompson also served on the board of directors of SonicWALL, Inc. and also served as chairman of its audit committee. He is also a member of the advisory board of Santa Clara University’s Leavey School of Business. Mr. Thompson holds a B.S. in aeronautical engineering from the University of Illinois, and an M.B.A. with an emphasis in operations research from Santa Clara University.

          Qualifications to serve as director: Mr. Thompson is independent and brings extensive financial expertise, corporate governance and risk management experience to ShoreTel. He also possesses extensive experience with the strategic and operational challenges of leading a global information technology company. Mr. Thompson serves as chairman of our audit committee. He qualifies as an audit committee financial expert (as defined in the applicable rules of the SEC) and is financially sophisticated within the meaning of the NASDAQ Stock Market Rules. Mr. Thompson has served on the audit committees of a number of high technology companies, including companies in the networking industry. We believe that Mr. Thompson’s board experience at other public technology companies has exposed him to best practices and approaches that are beneficial to ShoreTel and the company’s stockholders. Mr. Thompson has served on our board and audit committee since our initial public offering and is familiar with our business model, our critical accounting policies, and our specific accounting policies.

          Edwin J. Basart co-founded ShoreTel in 1996 and has served as our chief technology officer and as a director since inception. Prior to co-founding ShoreTel, Mr. Basart co-founded Network Computing Devices, Inc., a provider of thin client computing hardware and software, where he served as vice president of engineering, and Ridge Computers, Inc. where he served as vice president of software. Mr. Basart began his career as a software engineer at Hewlett Packard. Mr. Basart holds a B.S. in English from Iowa State University and an M.S. in electrical engineering from Stanford University.

          Qualifications to serve as director: Mr. Basart is ShoreTel’s founder and the original architect of our products. Mr. Basart brings expertise in the strategic development of our specific products and services, which provides additional and unique perspective to the board when considering our overall business and strategic direction.

          Kenneth D. Denman has served as a director of ShoreTel since May 2007. Mr. Denman has served as chief executive officer of Openwave Systems, Inc. since November 2008. Prior to Openwave, Mr. Denman served as chief executive officer of iPass, Inc. a platform-based enterprise mobility services company, from October 2001 until November 2008. From January 2000 to March 2001, Mr. Denman served as president and chief executive officer of AuraServ Communications Inc., a managed service provider of broadband voice and data applications. From August 1998 to May 2000, Mr. Denman served as senior vice president, national markets group of MediaOne, Inc., a broadband cable and communications company. From June 1996 to August 1998, Mr. Denman served as chief operating officer, Wireless, at MediaOne International, a broadband and wireless company. Mr. Denman holds a B.S. in accounting from Central Washington University and an M.B.A. in finance and international business from the University of Washington. Mr. Denman is a member of the advisory board at the University of Washington’s Michael G. Foster School of Business.

          Qualifications to serve as director: Mr. Denman is independent and possesses extensive executive experience in the technology and telecom sectors. As a chief executive officer of a telecommunications software company, Mr. Denman’s operational and strategic experiences are directly relevant to ShoreTel’s operations and strategic opportunities. Mr. Denman has served on our audit committee since 2007 and therefore is familiar with our business model, our critical accounting policies and our specific accounting policies. Mr. Denman’s experience serving on the boards of other public technology companies has exposed him to best practices and approaches that are beneficial to ShoreTel and the company’s stockholders.

          Gary J. Daichendt has served as a director of ShoreTel since April 2007 and as chairman of the board since July 2010. Mr. Daichendt has been principally occupied as a private investor since June 2005 and has been a managing member of TheoryR Properties LLC, a commercial real estate firm, since October 2002. He served as president and chief operating officer of Nortel Networks Corporation, a supplier of communication equipment, from March 2005 to June 2005. Prior to joining Nortel Networks, from 1994 until his retirement in December 2000, Mr. Daichendt served in a number of positions at Cisco Systems, Inc., a manufacturer of communications and information technology networking products, including most recently as executive vice president, worldwide operations from August 1998 to December 2000, and as senior vice president, worldwide operations from September 1996 to August 1998. Mr. Daichendt is a member of the board of directors of NCR Corporation. Mr. Daichendt holds a B.A. in mathematics from Youngstown State University and M.S. in mathematics from The Ohio State University.

          Qualifications to serve as director: In addition to his extensive executive management experience at Fortune 500 companies, Mr. Daichendt is independent and brings significant expertise in sales, marketing and channel development, as well as in the telecommunications and technology industries, particularly in the specific markets and industries in which we operate. Mr. Daichendt brings to the board insights and perspectives that are directly relevant to the specific challenges and opportunities we face.

          Michael Gregoire has served as a director of ShoreTel since November 2008. Mr. Gregoire has served as chairman and chief executive officer of Taleo Corporation, a talent management software company, since March 2005. Prior to Taleo, Mr. Gregoire served at PeopleSoft, an enterprise software company, from May 2000 to January 2005, most recently as executive vice president, global services. Prior to PeopleSoft, Mr. Gregoire served as managing director for global financial markets at Electronic Data Systems, Inc., a technology services provider, from 1996 to April 2000, and in various other roles from 1988 to 1996. Mr. Gregoire has a master’s degree from California Coast University, and holds a bachelor’s degree in physics and computing from Wilfred Laurier University in Ontario, Canada.

          Qualifications to serve as director: Mr. Gregoire is independent and brings to the board extensive executive experience with rapidly growing public companies in the software and services sectors. As a chief executive officer of a software company, Mr. Gregoire’s operational and strategic experiences apply directly to issues and opportunities managed by ShoreTel on a regular basis. He brings a unique perspective to the board as a result of having served in the highest levels of management of both a large public company and a high growth, smaller public company. Mr. Gregoire’s board experience, including the role of chairman of the board of directors of a public company, also exposed him to best practices and approaches that are beneficial to ShoreTel and the company’s stockholders. In addition, with his experience at Taleo, Mr. Gregoire brings expertise in evaluating strategic compensation, as well as strategic human resources issues and policies, particularly for technology companies.

          Charles D. Kissner has served as a director of ShoreTel since April 2006, and served as our lead independent director from April 2007 to July 2010. Mr. Kissner is chief executive officer and chairman of Aviat Networks, Inc., formerly Harris Stratex Networks, Inc., a provider of wireless transmission systems. He previously served as chairman of Stratex Networks from July 1995 to January 2007 and as its president and chief executive officer from July 1995 to May 2000 as well as from October 2001 to May 2006. Prior to joining Stratex Networks, Mr. Kissner served as vice president and general manager of M/A-Com, Inc., a manufacturer of radio and microwave communications products, as executive vice president of Fujitsu Network Switching of America, Inc., a telecommunications switching manufacturer, and as president and chief executive officer of Aristacom International, Inc., a provider of computer/telephony integration solutions. Mr. Kissner also previously held several executive positions at AT&T for over thirteen years. He recently served on the board of Meru Networks, a technology leader in the enterprise wireless systems market and on the board of directors of SonicWALL, Inc., a provider of internet security products. Mr. Kissner serves on the board of Northern California Public Broadcasting. He holds a B.S. in industrial management and engineering from California State Polytechnic University and an M.B.A. from Santa Clara University.

          Qualifications to serve as director: Mr. Kissner is independent and possesses over 30 years of management, operating, and corporate governance experience in the technology and telecom sectors. As a chief executive officer of a public communications company, Mr. Kissner’s operational and strategic experiences are directly relevant to issues faced by ShoreTel on a regular basis. He also possesses extensive experience with the strategic and operational challenges of leading a global company. We believe that Mr. Kissner’s board experience on the boards of directors of other public technology companies has exposed him to best practices and approaches that are beneficial to ShoreTel and the company’s stockholders. Mr. Kissner has served on our board, governance and nominating committee, and audit committee since our initial public offering and is familiar with our corporate governance, business model, critical accounting policies, and specific accounting policies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF EACH NOMINATED DIRECTOR

Membership and Meetings of Board of Directors and Board Committees

     Board of Directors

          The rules of the NASDAQ Stock Market require that a majority of the members of our board of directors be independent. Our board of directors has adopted the definitions, standards and exceptions to the standards for evaluating director independence provided in the NASDAQ Stock Market rules, and determined that Mark F. Bregman, Gary J. Daichendt, Kenneth D. Denman, Michael Gregoire, Charles D. Kissner and Edward F. Thompson are “independent directors” as defined under the rules of the NASDAQ Stock Market.

          During fiscal year 2010, the board met formally seven times and did not take action by written consent. None of the directors attended fewer than 75% of the aggregate of the total number of meetings of the board and the total number of meetings held by all committees of the board on which such director served. In addition, the independent outside directors met formally five times during fiscal year 2010.

Board Committees

          Our board of directors has an audit committee, a compensation committee and a corporate governance and nominating committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board. Each of these committees has adopted a written charter. Current copies of these charters are available under the heading “Corporate Governance” in the investor relations section of our website at www.shoretel.com.

     Audit Committee

          Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	evaluates the qualifications, independence and performance of our independent registered public accounting firm;

•	determines the engagement of our independent registered public accounting firm and reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•	reviews our critical accounting policies and estimates; and

•	annually reviews the audit committee charter and the committee’s performance.

          Our audit committee consists of Edward F. Thompson, who is the chair of the committee, and Kenneth D. Denman and Charles D. Kissner. Each of these individuals meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. Each of Messrs. Denman, Kissner and Thompson is an independent director as defined under the applicable regulations of the SEC and under the applicable rules of the NASDAQ Stock Market. Our board has determined that each of Messrs. Denman, Kissner and Thompson is an audit committee financial expert as defined under the applicable rules of the SEC and therefore has the requisite financial sophistication required under the applicable rules and regulations of the NASDAQ Stock Market. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ Stock Market. During fiscal year 2010, the audit committee met seven times.

     Compensation Committee

          Our compensation committee reviews and recommends policy relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and sets the compensation of these officers based on such evaluations. The compensation committee also administers the issuance of equity under our equity award plans. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. Our compensation committee consists of Michael Gregoire, who is the chairman of the committee, Kenneth D. Denman and Gary J. Daichendt. Mr. Daichendt served as chairman of the compensation committee until July 2010, when he was appointed chairman of the board. Each of Messrs. Gregoire, Denman and Daichendt is an independent director as defined under the applicable rules and regulations of the NASDAQ Stock Market and is an outside director under the applicable rules and regulations of the Internal Revenue Service. During fiscal year 2010, the compensation committee met six times.

     Corporate Governance and Nominating Committee

          Our corporate governance and nominating committee makes recommendations to the board of directors regarding candidates for directorships and the size and composition of the board of directors and its committees. In addition, the corporate governance and nominating committee oversees our corporate governance guidelines and reporting and makes recommendations to the board of directors concerning governance matters. Our corporate governance and nominating committee consists of Charles D. Kissner, who is the chairman of the committee, Mark F. Bregman and Gary J. Daichendt. Each of Messrs. Bregman, Daichendt and Kissner is an independent director as defined under the applicable rules of the NASDAQ Stock Market. During fiscal year 2010, the corporate governance and nominating committee met four times.

          Policy regarding Stockholder Nominations. The corporate governance and nominating committee considers stockholder recommendations for director candidates. The corporate governance and nominating committee has established the following procedure for stockholders to submit director nominee recommendations:

•

If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to ShoreTel’s corporate secretary at ShoreTel’s principal executive offices, no later than the 120th calendar day before the date that ShoreTel last mailed its proxy statement to stockholders in connection with the previous year’s annual meeting.

•

Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by ShoreTel’s corporate secretary and as necessary to satisfy Securities Exchange Commission rules and ShoreTel’s bylaws, together with a letter signed by the proposed candidate consenting to serve on the board if nominated and elected.

•

The corporate governance and nominating committee considers nominees based on ShoreTel’s need to fill vacancies or to expand the board, and also considers ShoreTel’s need to fill particular roles on the board or committees thereof (e.g. independent director, audit committee financial expert, etc.).

•	The corporate governance and nominating committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills.

Board Leadership Structure

          The board has determined that having an independent director serve as chairman of the board is in our best interests and those of our stockholders. Mr. Daichendt, a non-executive director, currently serves as our chairman of the board and presides over meetings of the stockholders, the board and the non-executive members of our board and holds such other powers and carries out such other duties as are customarily carried out by the chairman of our board. This structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the board. Generally, every regular meeting of our board includes a meeting of our independent non-executive directors without management present.

Risk Management

          The board is actively involved in oversight of risks that could affect our company. This oversight is conducted primarily through the corporate governance and nominating committee, but the full board has retained responsibility for general oversight of risks. The board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks.

Compensation Committee Interlocks and Insider Participation

          None of the members of the compensation committee has at any time during the last fiscal year ever been an officer or employee of our company or any of its subsidiaries, and none have had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during our 2010 fiscal year.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

          The audit committee of the board of directors has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending June 30, 2011, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement at the annual meeting if they desire to do so, and will be available to respond to appropriate questions.

The following table presents information regarding the fees estimated and billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the fiscal years ended June 30, 2009 and 2010.

	For the Fiscal Year Ended June 30,

Nature of Services	2009	2010

Audit Fees	$844,000	$982,000
Audit-Related Fees	—	—
Tax Fees	121,000	186,000
All Other Fees	—	—

Total Fees	$965,000	$1,168,000

          Audit Fees. Audit fees consist of fees for professional services for (i) the audit of our annual consolidated financial statements, (ii) the reviews of our quarterly financial statements, (iii) Form S-8 filings, and (iv) consents and other matters related to Securities and Exchange Commission matters.

          Audit-Related Fees. There were no audit-related fees incurred for the fiscal years ended June 30, 2009 and 2010.

          Tax Fees. Tax fees consist of fees for professional services for tax compliance, tax advice and tax planning services. Tax-related services rendered consisted primarily of the analysis of limitations on the utilization net operating losses due to ownership changes under Section 382 of the Internal Revenue Code and expatriate tax planning services.

          All Other Fees. There were no other fees incurred for the fiscal years ended June 30, 2009 and 2010.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

          The audit committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

DIRECTOR COMPENSATION

          The following table provides information for our fiscal year ended June 30, 2010 regarding all plan and non-plan compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of fiscal 2010. Other than as set forth in the table and the narrative that follows it, during the 2010 fiscal year we did not pay any fees, make any equity or non-equity awards, or pay any other compensation to our non-employee directors.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)		Stock Awards(8)		Non-Equity Incentive Plan Compensation	All Other Compensation	Total

Mark F. Bregman	—	$37,052	(3)	$45,597	(9)	—	—	$82,649
Gary J. Daichendt	—	37,052	(4)	51,605	(10)	—	—	88,657
Kenneth D. Denman	—	37,052	(5)	51,605	(10)	—	—	88,657
Michael Gregoire	—	—	(14)	45,601	(11)			45,601
Charles D. Kissner	—	37,052	(6)	66,003	(12)	—	—	103,055
Edward F. Thompson	—	37,052	(7)	53,998	(13)	—	—	91,050

(1)	All non-employee directors elected to receive common stock in lieu of a cash retainer. See “— Cash Compensation” below.

(2)

Under the SFAS 123(R) modified prospective method, we estimated the fair value of stock option awards described in footnotes 4-9 using the Black-Scholes option valuation model with the following assumptions — Expected life: 6 years, Risk free interest rate: 2.26-2.47%, Volatility: 58-59%, and Dividend yield: 0. See Footnote 8 in the Notes to Consolidated Financial Statements in the Company’s 10-K for further discussion of the assumptions used.

(3)

As of June 30, 2010, Mr. Bregman held a stock option to purchase 10,000 shares of our common stock, with an exercise price of $6.64 per share, that was granted in fiscal 2010, which shares vest as to 1/12 of the shares each month over one year. The grant date fair value was $37,052. The grant was an automatic annual grant made pursuant to our nonemployee director compensation policy on the date of the first annual stockholders meeting occurring after a director’s first anniversary as a board member and on the date of each annual stockholders meeting thereafter.

(4)

As of June 30, 2010, Mr. Daichendt held a stock option to purchase 10,000 shares of our common stock, with an exercise price of $6.64 per share, that was granted in fiscal 2010, which shares vest as to 1/12 of the shares each month over one year. The grant date fair value was $37,052. The grant was an automatic annual grant made pursuant to our nonemployee director compensation policy on the date of the first annual stockholders meeting occurring after a director’s first anniversary as a board member and on the date of each annual stockholders meeting thereafter.

(5)

As of June 30, 2010, Mr. Denman held a stock option to purchase 10,000 shares of our common stock, with an exercise price of $6.64 per share, that was granted in fiscal 2010, which shares vest as to 1/12 of the shares each month over one year. The grant date fair value was $37,052. The grant was an automatic annual grant made pursuant to our nonemployee director compensation policy on the date of the first annual stockholders meeting occurring after a director’s first anniversary as a board member and on the date of each annual stockholders meeting thereafter.

(6)

As of June 30, 2010, Mr. Kissner held a stock option to purchase 10,000 shares of our common stock issued upon early exercise of a stock option, with an exercise price of $6.64 per share, that was granted during fiscal 2010, which shares vest as to 1/12 of the shares each month over one year. The grant date fair value was $37,052. The grant was an automatic annual grant made pursuant to our nonemployee director compensation policy on the date of the first annual stockholders meeting occurring after a director’s first anniversary as a board member and on the date of each annual stockholders meeting thereafter.

(7)

As of June 30, 2010, Mr. Thompson held a stock option to purchase 10,000 shares of our common stock issued upon early exercise of a stock option, with an exercise price of $6.64 per share, that was granted during fiscal 2010, which shares vest as to 1/12 of the shares each month over one year. The grant date fair value was $37,052. The grant was an automatic annual grant made pursuant to our nonemployee director compensation policy on the date of the first annual stockholders meeting occurring after a director’s first anniversary as a board member and on the date of each annual stockholders meeting thereafter.

(8)

Non-employee directors may elect to receive a fully-vested award of our common stock (an “Award Bonus”), pursuant to the Plan in lieu of the current annual cash retainer. Those electing non-employee directors will receive shares having a value of 120% of the cash retainer for the year. For those non-employee directors that elect to receive an Award Bonus in lieu of the cash retainer, they must so elect at the beginning of the particular year, which election will be binding for the full amount of the retainer for that year. The Award Bonus shall be paid on a quarterly basis, on the last trading day of each fiscal quarter.

(9)	$45,597 paid in shares of common stock, in lieu of cash retainer for all fiscal quarters of 2010, total of 7,613 shares issued.

(10)	$51,605 paid in shares of common stock, in lieu of cash retainer for all fiscal quarters of 2010, total of 8,616 shares issued.

(11)	$45,601 paid in shares of common stock, in lieu of cash retainer for all fiscal quarters of 2010, total of 7,614 shares issued.

(12)	$66,003 paid in shares of common stock, in lieu of cash retainer for all fiscal quarters of 2010, total of 11,020 shares issued.

(13)	$53,998 paid in shares of common stock, in lieu of cash retainer for all fiscal quarters of 2010, total of 9,016 shares issued.

(14)	Pursuant to our nonemployee director compensation policy, Mr. Gregoire was not yet eligible in fiscal 2010 for an annual refresh grant, but will become eligible commencing in fiscal 2011.

          We compensate independent directors with a combination of cash and equity.

          Cash Compensation. Currently, each independent director receives an annual retainer of $35,000. In addition, each independent director who is not a committee chair receives an annual retainer for each standing committee of our board of directors on which he serves equal to $3,000, or $5,000 in the case of audit committee service. Our chairman of the board will receive an additional annual retainer of $10,000 per year for his service in that capacity, and each chair of a standing committee of our board of directors will receive an annual retainer of $5,000, or $10,000 in the case of the audit committee chair, for his service in that capacity. Annual cash retainers are paid in quarterly installments at the end of each fiscal quarter.

          In February 2008, the board of directors approved non-employee director compensation guidelines whereby non-employee directors may elect to receive a fully-vested award of common stock in lieu of the current annual cash retainer. Non-employee directors making this election receive shares having a value of 120% of the cash retainer. For those non-employee directors that elect to receive common stock in lieu of the cash retainer, they must so elect at the beginning of the particular year, which election will be binding for the full amount of the retainer for that year. The common stock is paid on a quarterly basis, on the last trading day of each fiscal quarter. All non-employee directors made this election and it was effective for the third and fourth fiscal quarters of 2008 as well as all of fiscal 2009 and 2010. For fiscal 2010, Messrs. Bregman, Daichendt, Denman, Gregoire, Kissner and Thompson earned $45,597, $51,605, $51,605, $45,601, $66,003, and $53,998 in cash retainers, respectively and were issued in lieu of the cash retainer 7,613, 8,616, 8,616, 7,614, 11,020, and 9,016 shares of common stock, respectively.

          In general, we do not pay fees to independent directors for attendance at meetings of our board of directors and its committees. In extraordinary and limited circumstances, we may pay a fee of $500 for each telephonic meeting and $1,000 for each in-person meeting so long as two-thirds of the directors in attendance and not abstaining approve the payment thereof, assuming a quorum is present at the meeting. Independent directors are reimbursed for reasonable travel expenses incurred in connection with their attendance at a board or committee meeting. In addition, we allow our board members to use our ShoreTel phone systems in their homes at no cost.

          Option Grants. Effective February 2009, each independent director who becomes a member of our board of directors will be granted an initial option to purchase 40,000 shares of our common stock upon appointment or election to our board of directors. Each option granted to an independent director will have a ten-year term and terminate three months following the date the director ceases to be one of our directors, or 12 months afterwards if termination is due to death or disability. Each option grant vests and becomes exercisable as to 1/48th of the shares each month after the grant date over four years. The vesting of stock options granted to our independent directors will accelerate in full in connection with a change of control of ShoreTel. In addition, a new independent director shall receive an option to purchase 10,000 shares of common stock on the date of the first annual stockholders meeting occurring after such new director’s first anniversary as a board member and on the date of each annual stockholders meeting thereafter. Existing independent directors shall receive an option to purchase 10,000 shares of common stock on the date of the annual stockholders meeting occurring after such director’s second anniversary as a board member and on the date of each annual stockholders meeting thereafter. Independent directors are also eligible to receive discretionary awards under the 2007 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table presents information as to the beneficial ownership of our common stock as of September 1, 2010 by:

•	each of the named executive officers listed in the summary compensation table;

•	each of our directors;

•	All of our directors and executive officers as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

          We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to applicable community property laws. Shares owned as of September 1, 2010 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

          The number of shares beneficially owned and percentage of our common stock outstanding is based on 45,490,124 shares of our common stock outstanding on September 1, 2010. Except as otherwise noted below, the address for each person or entity listed in the table is c/o ShoreTel, Inc., 960 Stewart Drive, Sunnyvale, CA 94085.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class

Directors and Named Executive Officers

John W. Combs(1)	2,104,572	4.6%
Michael E. Healy(2)	202,576	*
Donald J. Girskis(3)	182,496	*
Pedro Rump(4)	324,496	*
Edwin Basart(5)	655,320	1.4
Mark F. Bregman(6)	73,144	*
Gary J. Daichendt(7)	123,822	*
Kenneth D. Denman(8)	79,115	*
Michael Gregoire(9)	36,911	*
Charles D. Kissner(10)	89,581	*
Edward F. Thompson(11)	84,051	*
All directors and executive officers as a group (11 persons)(12)	3,956,084	8.7
5% Stockholders
Entities affiliated with Crosspoint Venture Partners(13)	8,177,642	17.9
Entities affiliated with Foundation Capital(14)	6,315,679	13.9
Entities affiliated with Lehman Brothers Holdings Inc.(15)	7,566,831	16.6

*	Less than 1%

(1)	Consists of 2,104,572 shares held by Mr. Combs.

(2)	Consists of shares purchased by Mr. Healy and options to purchase 195,831 shares.

(3)	Includes options to purchase 166,666 shares.

(4)

Includes options to purchase 297,500 shares, of which a portion are unvested. The vesting schedules for these stock options are described in the footnotes to the “Outstanding Equity Awards at June 30, 2010” table under “Executive Compensation.”

(5)	Includes options to purchase 190,809 shares.

(6)	Includes options to purchase 51,874 shares.

(7)	Includes options to purchase 52,916 shares.

(8)	Includes options to purchase 51,874 shares.

(9)	Includes options to purchase 23,958 shares.

(10)	Includes options to purchase 9,166 shares.

(11)	Includes options to purchase 9,166 shares.

(12)	Includes options to purchase 1,076,010 shares.

(13)

Based solely on a Schedule 13G filed February 12, 2010. Consists of 6,252,452 shares held by Crosspoint Venture Partners 2000 Q, L.P., 717,863 shares held by Crosspoint Venture Partners 2000, L.P., 712,098 shares held by Crosspoint Venture Partners 1996, L.P., and 491,605 shares held by Crosspoint Venture Partners LS 2000, L.P. Crosspoint Associates 2000, L.L.C. is the general partner of Crosspoint Venture Partners 2000 Q, L.P., Crosspoint Venture Partners 2000, L.P. and Crosspoint Venture Partners LS 2000, L.P. Crosspoint Associates 1996, L.L.C. is the general partner of Crosspoint Venture Partners 1996, L.P. Seth D. Neiman, a managing member of Crosspoint Associates 2000, L.L.C. and Crosspoint Associates 1996, L.L.C., has voting and investment authority over the shares held by Crosspoint Venture Partners 2000 Q, L.P., Crosspoint Venture Partners 2000, L.P., Crosspoint Venture Partners 1996, L.P. and Crosspoint Venture Partners LS 2000, L.P. The address of Crosspoint Venture Partners is 2925 Woodside Road, Woodside, CA 94062.

(14)

Based solely on a Schedule 13G filed February 12, 2010. Consists of 6,315,679 shares held by Foundation Capital, L.P., Foundation Capital Leadership Fund, L.P., Foundation Capital Entrepreneurs Fund, L.L.C. and Foundation Capital Leadership Principals Fund, L.L.C. Foundation Capital Management, L.L.C. is the general partner of Foundation Capital, L.P. and managing member of Foundation Capital Entrepreneurs, L.L.C. Jim Anderson, William Elmore, Kathryn Gould and Paul Koontz are the managing members of Foundation Capital Management, L.L.C. and share voting and investment control over the shares. The managing members of Foundation Capital Management, L.L.C. disclaim beneficial ownership of the shares, except to the extent of their direct pecuniary interest in the shares. Foundation Capital Leadership Management Company, L.L.C. is the general partner of Foundation Capital Leadership Fund, L.P. and managing member of Foundation Capital Leadership Principals Fund, L.L.C. William Elmore, Kathryn Gould, Adam Grosser, Paul Koontz, and Mike Schuh are the managing members of Foundation Capital Leadership Management Company, L.L.C. and share voting and investment power of the shares. The managing members of Foundation Capital Leadership Management Company, L.L.C. disclaim beneficial ownership of the shares, except to the extent of their direct pecuniary interest in the shares. Each of these entities is affiliated with Foundation Capital. The address of Foundation Capital is 250 Middlefield Road, Menlo Park, CA 94025.

(15)

Consists of 1,176,001 shares held by LB I Group Inc., 3,203,592 shares held by Lehman Brothers VC Partners 2002 L.P., 917,190 shares held by Lehman Brothers Venture Capital Partners II, L.P., 169,231 shares held by Lehman Brothers Offshore Partnership Account 2000/2001 L.P., 652,525 shares held by Lehman Brothers Partnership Account 2000/2001 L.P., and 1,448,292 shares held by Lehman Brothers P.A. LLC. Lehman Brothers Holdings Inc., a reporting company under the Securities Exchange Act of 1934, has ultimate voting and investment control over the shares held by these entities. The address of Lehman Brothers Holdings Inc. is 1271 Avenue of the Americas, New York, NY 10020.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16 of the Securities Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Securities and Exchange Commission regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements for our executive officers and directors were met during fiscal 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

          Throughout this section, the individuals who served as chief executive officer and chief financial officer for fiscal 2010, as well as the three other executive officers named in the “Summary Compensation Table” below, are referred to as our “named executive officers.”

     Overview of Executive Compensation Philosophy and Objectives

          ShoreTel’s compensation philosophy is to provide competitive compensation to attract, motivate and retain the talented individuals who are critical for our success. We have designed our compensation programs to encourage the achievement of overall financial results, particularly revenue growth, profitability and customer service, and to encourage role specific individual contributions by named executive officers. We seek to align the interests of our named executive officers with the interests of our stockholders in order to promote the short-term and long-term growth of our business, and thereby increase stockholder value.

     Role of the Compensation Committee

          Our compensation committee currently consists of Michael Gregoire (chairman), Gary J. Daichendt and Kenneth D. Denman. Mr. Daichendt served as chairman of the compensation committee for fiscal 2010. Mr. Gregoire was appointed chairman of the compensation committee in July 2010, when Mr. Daichendt became chairman of the board. Each member of our compensation committee is (i) an “independent” director under the requirements of The Nasdaq Stock Market, (ii) an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and (iii) a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. The compensation committee has adopted a written charter approved by the board of directors, which is available on our website at www.shoretel.com under “Investor Relations” — “Corporate Governance.”

          The compensation committee is responsible for overseeing our compensation policies, plans and benefit programs and administering our equity compensation plans. In addition, the compensation committee reviews and approves the specific elements of our named executive officers’ compensation, as well as agreements or arrangements with our named executive officers relating to employment, severance or changes of control. In doing so, our compensation committee is responsible for ensuring that the compensation of our named executive officers is consistent with our compensation philosophy and programs.

     Role of Executives in Determining Compensation

          Our CEO and vice president of human resources review our compensation philosophy and programs with the compensation committee on a regular basis, including for named executive officers, so that the compensation committee can recommend any changes necessary to keep our compensation philosophy and programs aligned with our business objectives. Our CEO and vice president of human resources make recommendations to the compensation committee with respect to the compensation of our named executive officers. The compensation committee considers, but does not always accept, management’s recommendations with respect to executive compensation. The compensation committee discusses CEO compensation with our CEO, but makes recommendations with respect to CEO compensation to the board of directors without our CEO present.

          Our CEO during the fiscal year, Mr. Combs, and the vice president of human resources attended each compensation committee meeting. All executives leave the meetings when matters of executive compensation specific to them are discussed.

          The compensation committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but does, delegate some of its responsibilities to subcommittees and presents some compensation decisions to the board of directors for review and approval. During fiscal 2010, the compensation committee delegated to a subcommittee consisting of Mr. Combs, with assistance of our CFO, the authority to grant equity to non-executive employees within certain guidelines. For more information see “Equity Grant Policy” below. During the decision-making process for compensation to take effect in fiscal 2010, the compensation committee also presented its conclusions about Mr. Combs’ compensation to the board of directors for review and approval. Mr. Combs was not present for that presentation, nor was he present when the board of directors discussed his compensation.

     Comparative Framework for Fiscal 2010

          The compensation committee retained Compensia, Inc., an independent compensation consultant to assist us in determining executive compensation packages. Other than providing compensation advice, Compensia provided no other services to ShoreTel during the fiscal year. The nature and scope of services rendered by Compensia were:

•	To assist in identifying members of our peer group for comparison purposes;

•	To help determine compensation levels at the peer group companies;

•	To provide advice regarding executive, board of directors and employee compensation best practices and market trends;

•	Assist with the redesign of any compensation program, as needed;

•	Prepare for and attend selected management or committee meetings; and

•	Provide advice throughout the year.

          The compensation committee and Compensia selected companies that they believed are comparable to ShoreTel with respect to operations, revenue level, industry segment and market conditions, and consisted of the following companies:

8x8	Infinera	Riverbed Technology
Acme Packet	Interactive Intelligence	Sycamore Networks
Aruba Networks	iPass	Veraz Networks
BigBand Networks	Network Equipment Technologies	Zhone Technologies
Communication Systems	Novatel Wireless

The members of the peer group were companies involved in the networking or telecommunications industries located in our geographic region, and therefore we believed were representative of companies with which we compete for talented employees. In addition, these companies had similar levels of revenues and market capitalization. This peer group was substantially the same as the peer group used during the prior fiscal year, except for companies that were acquired or had a significant change in revenue such that they fell outside the targeted revenue range. This information was collected from Radford Surveys + Consulting (“Radford”), and from publicly-available information contained in the peer group members’ SEC filings. Radford provides survey data and other benchmark information related to trends and competitive practices in executive compensation.

          We set executive officers’ total overall target cash compensation at a level that was at or near the 75th percentile of the total cash compensation paid to executives with similar roles at peer group companies, with base salaries targeted at the 60th percentile and incentive compensation targeted at the 90th percentile. We seek to attract and retain top executive talent, which we believe requires a competitive compensation plan. Equity compensation was targeted at the 50th percentile of comparable companies to ensure the company maintains an acceptable equity usage as recommended by the Risk Metrics Group’s (RMGs) 2010 multiplier scale for calculating equity usage stock volatility.

          Consistent with our philosophy of emphasizing pay for performance, a cash performance bonus would constitute a significant percentage of an executive’s overall compensation such that the cash component is designed to pay above target when ShoreTel exceeds its goals and below target when ShoreTel does not achieve its goals. The maximum payment for overachievement in all performance goals is capped at 150%. In order to fund the performance bonus pool associated with customer satisfaction and revenue, we must meet certain revenue and customer satisfaction targets, and we must be profitable on a non-GAAP basis to fund the performance bonus pool associated with profitability.

          Approval of Executive Compensation. The compensation committee reviews and approves all decisions regarding the compensation of the executive officers other than our CEO. With respect to the CEO’s compensation, the compensation committee recommends to the independent directors of the board of directors the form and amount of the CEO’s compensation. The independent directors then approve the form and amount of the CEO’s compensation. Base salary merit increases were withheld in 2010 for all executive officers because the company did not obtain its revenue target that would trigger such increase.

          Elements of Compensation. Our executive officers are compensated through the following compensation elements, each designed to achieve one or more of our overall objectives in fashioning compensation:

Compensation Element	How Determined	Objective	Philosophy

Base Salary	Market data and scope of executive’s responsibilities.	Attract and retain experienced executives.	Targeted at 60th percentile of peer companies.

Non-Equity Incentive Plan	Based on achieving corporate objectives.	Motivate executives to achieve company objectives.	Targeted at 90th percentile of peer companies.

	Executive bonus amount is adjusted based on individual performance during the bonus period.	Tie a substantial portion of executive compensation to achieving company objectives and individual performance.	Substantial portion of executive cash compensation based on short-term company performance.

Long-Term Equity Incentive Awards	Market data, scope of executive’s responsibility and value of existing equity awards.	Attract and retain experienced executives.	Targeted at 50th percentile of peer companies.

		Align interests of executives with stockholders.	Portion of executive compensation based on long-term company performance.

          Base Salary. In November 2009, the compensation committee reviewed the base salary of each of the executive officers named in the Summary Compensation Table and compared the base salaries to peer group data presented by Compensia. The compensation committee also approved increasing the target base salary from 50th percentile to the 60th percentile of the peer group for executives to align executive target base salary compensation with employee base salary compensation targets, and to ensure the company attracts and retains top executive talent to achieve its growth strategy. However, the compensation committee wanted to encourage revenue growth and determined not to increase the annual base salaries of the executive officers until we achieved revenue of at least $40 million for a quarter. We did not achieve $40 million in revenue until the fourth quarter of fiscal 2010. Accordingly, base salaries for the named executive officers remained the same for fiscal 2010, which were as follows:

Name	Base Salary

John W. Combs	$350,000
Michael E. Healy	250,000
Donald J. Girskis	250,000
Pedro Rump	235,000
Walter Weisner	231,000

          We achieved $42 million in revenue during the fourth quarter of fiscal 2010. Accordingly, the increased base salaries took effect the first quarter of fiscal 2011 as follows:

Name	Base Salary	% Change

John W. Combs	$350,000	0
Michael E. Healy	260,000	4%
Donald J. Girskis	260,000	4%
Pedro Rump	250,000	6%
Walter Weisner*	n/a	n/a

*Mr. Weisner terminated employment on July 2, 2010.

          Non-Equity Incentive Plan Award. We utilize cash bonuses to reward the achievement of company objectives and to recognize individual performance. Messrs Combs, Healy, Girskis, Rump, and Weisner, are eligible to receive cash awards following December 31 and June 30 each year under our bonus plan. However, Mr. Combs’ bonus is an annual bonus and he can receive an advance, as determined by the board, of up to 40% of his targeted annual bonus following December 31 each year. The bonuses are based upon the attainment of company performance objectives established by the compensation committee for each six-month period during the fiscal year, the size of the bonus pool and each executive’s individual performance. The performance objectives consisted of pre-defined ranges of: (1) revenue; (2) non-GAAP operating profit, which is currently defined as operating income, less stock-based compensation expense, litigation settlements and other non-recurring adjustments including the related tax adjustments; and (iii) customer satisfaction, based on scores from our regularly-conducted customer satisfaction surveys. The bonus pool is equal to the product of (a) a percentage determined under the bonus plan, based on the extent to which all three performance objectives are achieved, multiplied by (b) a dollar amount equal to 45%, or 85% in the case of our CEO, times of each executive’s base salary for the six-month period. The 45% bonus target for other executives was set in response to the peer group comparisons discussed above to keep total overall target cash compensation level at or near the 75th percentile. Each executive’s individual performance is evaluated by the compensation committee and the executive’s bonus amount is adjusted accordingly. The CEO provides the compensation committee an assessment of each executive’s performance during each six month period. The maximum cash award any participant may receive under the bonus plan is 150% of that participant’s target bonus, although total payments under the bonus plan cannot exceed the bonus pool. The minimum pool funding threshold is 50% of participants’ base salaries. However, actual individual payout is adjusted lower or higher based on individual performance.

          The targets chosen by the compensation committee for all executive objectives reflected the compensation committee’s belief that, as a “growth company,” executives should be rewarded for revenue growth, but only if that revenue growth is achieved in accordance with the company’s plan. Customer satisfaction was also selected as a performance objective because of the compensation committee’s belief that customer satisfaction is critical to the short and long-term success of our business and provide us with a distinct competitive advantage in competing against some of our much larger competitors. The committee considered the chosen metrics to be the best indicators of financial success and stockholder value creation. In fiscal 2010, we did not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

Percentages of Base Salary

          For the 2010 fiscal year, the annual target incentive awards were unchanged from the prior fiscal year and were the following percentages of executive officer base salary:

	Percent of Base Salary (Annual Incentive Award)

Name	Threshold(1)	Target	Max Above-Target

John W. Combs	42.5%	85%	127.5%
Michael E. Healy	22.5%	45%	67.5%
Donald J. Girskis	50.0%	50%	N/A (2)
Pedro Rump	22.5%	45%	67.5%
Walter Weisner	22.5%	45%	67.5%

(1)

The threshold for payout of each element of the incentive award was 50% of the target. The bonus incentive plan rewards performance for achievement against board-approved plans in three specific areas for each six month increment: (1) revenue achievement, (2) Non-GAAP operating profit or loss and (3) customer satisfaction levels. Revenue achievement is weighted at 50%, while operating profit and customer satisfaction are weighted at 25% each. Actual results are compared to the six month plan amounts to determine attainment on each of the three measurement areas. For fiscal year 2010, no payment could be earned on the 25% non-GAAP operating profit threshold unless the company posted a non-GAAP operating profit for the six-month time period.

(2)

Maximum incentive bonus for the worldwide billings element of the incentive award was not capped. Mr. Girskis’ incentive compensation plan is based on achieving a number of criteria including worldwide billings, customer satisfaction levels, and certain management objectives.

Fiscal 2010 Bonus Plan Objective Achievement Versus Targets for Messrs. Combs, Healy, Rump and Weisner

	First Half Fiscal 2010			Second Half Fiscal 2010

	(dollars in millions)
Bonus Objective	Target	Achievement	Payout%	Target	Achievement	Payout(1)

Revenue	$70.0	$69.2	47.7%	84.4	$79.3	35%
Non-GAAP Operating Profit(2)(4)	0.4	.06	0%	.4	(2.5)	0%
Customer Satisfaction Score(3)	93.5	93.1	23.7%	93.5	104%	26%
Total			71.4%			50.3%

(1)	Although performance attainment was at 61% for the second half, the overall payout was capped at 50.3% as bonus payment could not cause the non-GAAP operating loss to exceed the six month plan amount.

(2)	Non-GAAP Operating Profit is operating income, less stock-based compensation expense, litigation settlements and other non-recurring adjustments including the related tax adjustments.

(3)	The Customer Satisfaction Score is determined by our customer surveys.

(4)

Non-GAAP operating profit for the first and second half fiscal 2010 did not exceed the necessary threshold of $0.4 million. As a result, no bonus payout was made for the Non-GAAP operating profit category above.

          In fiscal 2010, Messrs. Combs, Healy, Rump and Weisner earned incentive awards equal to $181,088, 70,000, $73,000, and $67,000, respectively.

Fiscal 2010 Bonus Plan Objective Achievement As a Percentage of Targets for Mr. Girskis

Bonus Objective	Q1 2010	Q2 2010	Q3 2010	Q4 2010

Revenue/Billings	89%	102%	83%	105%
Individual Goals	100%	83%	94%	100%
Customer Satisfaction	99%	101%	102%	106%
Other Goals	108%	103%	80%	80%

Total	93%	100%	86%	103%

Mr. Girskis earned incentive awards totaling $247,528 for fiscal year 2010.

          Long-Term Equity Incentive Awards. We utilize equity awards in the form of stock options and restricted stock units (“RSUs”) to ensure that our executive officers have a continuing stake in our long-term success. Because our executive officers are awarded stock options with an exercise price equal to the fair market value of our common stock on the date of grant, these options will have value to our executive officers only if the market price of our common stock increases after the date of grant. The value of RSUs granted to executives will vary based on the market price of our stock, but will only gain in value if the market price of our common stock increases. Typically, stock options for newly-hired executives vest over 48 months with 25% of the shares vesting on the first anniversary of the grant date, and the remainder vesting in equal installments over the next 36 months. Typically, RSUs granted to newly-hired executives vest over 48 months, with 25% of the shares vesting on the first anniversary of the grant date, and 25% vesting on the second, third and fourth anniversary dates, respectively. Follow-on executive stock option grants typically vest over 48 months with 50% of the shares vesting on the second anniversary of the grant date, and the remainder vesting in equal installments over the next 24 months. Follow-on executive RSUs grants vest over 48 months, with 50% of the shares vesting on the second anniversary of the grant date, and 25% vesting on the, third and fourth anniversary dates, respectively.

          Authority to make stock option grants to executive officers, with the exception of the CEO, has been delegated to our compensation committee. In determining the size of stock option grants to executive officers, our compensation committee considers our performance against the strategic plan, individual performance against the individual’s objectives, comparative share ownership data from compensation surveys of high technology companies in our area, the extent to which shares subject to previously granted options are vested and the recommendations of our CEO and other members of management.

          In February 2010, we granted Mr. Combs options to purchase 200,000 shares of common stock and 110,000 restricted stock units, none of which vested prior to his departure. See “Agreement with Mr. Combs - Q1 2010 Equity Grants” below. In August 2009, we granted Mr. Weisner options to purchase 25,000 shares of common stock, none of which vested prior to his departure. In August 2009, we also granted Mr. Girskis options to purchase 36,000 shares of common stock.

Agreements with Mr. Combs

          Employment Agreement

          In February 2010, the board of directors approved an executive employment agreement with Mr. Combs, our CEO (the “Agreement”). The Agreement was intended to integrate Mr. Combs’ existing employment agreements into a single document and to provide retention incentives to retain Mr. Combs as our CEO.

          Salary, Bonus. Under the Agreement, Mr. Combs receives an annual base salary of $350,000, less applicable withholding taxes, which is reviewed annually by the compensation committee. This annual base salary rate was the same as his prior annual base salary. He is eligible to receive an annual objective-based incentive bonus based on criteria established by the board. For fiscal year 2010, the target bonus was equal to eighty-five percent (85%) of his then-current base salary. This target bonus rate was the same as his prior target bonus rate. These salary and bonus terms are unchanged from Mr. Combs’s existing salary and bonus.

          Relocation Payment. Under the Agreement, Mr. Combs received a one-time, lump-sum payment of $201,600, less applicable withholding taxes, for the purposes of relocating his principal residence to Silicon Valley, which such payment was made in April 2010. In the event his employment terminated for any reason other than a termination upon a change of control or a termination in absence of a change of control within twenty-four (24) months of the effective date, Mr. Combs was to repay the relocation payment, prorated based on the number of months remaining in the twenty-four (24) month period, but the board of directors elected to waive this requirement upon his resignation in September 30, 2010. This relocation payment was contemplated in Mr. Combs’ original offer letter, and replaced and eliminated the existing monthly living allowance that we were paying him to maintain a residence in Silicon Valley.

          Q1 2010 Equity Grants. On February 22, 2010, the board approved and granted to Mr. Combs (i) an option to purchase 200,000 shares of the Company’s common stock (the “Q1 2010 Option”) and (ii) 110,000 restricted stock units (the “Q1 2010 RSU” and together with the Q1 2010 Option, the “Q1 2010 Awards”). Per the Agreement, the Q1 2010 Awards vest as to 100% of the shares subject thereto on February 22, 2013. If a termination upon a change of control occurs between effective date of February 22, 2010 and the first-year anniversary of thereof, one third (1/3) of the Q1 2010 Awards shall have their vesting and exercisability (as applicable) accelerated. If a termination upon a change of control occurs between the first-year anniversary of the effective date and the second-year anniversary of the effective date, two thirds (2/3) of the Q1 2010 Awards shall have their vesting and exercisability (as applicable) accelerated. If a termination upon a change of control occurs between the second-year anniversary of the effective date and the third-year anniversary of the effective date, all of the Q1 2010 Awards shall have their vesting and exercisability (as applicable) accelerated. The purpose of these grants was to incentivize Mr. Combs to remain with us, as his equity was largely fully vested. However, instead of our standard one-year “cliff” provision, with monthly vesting thereafter, the Q1 2010 Awards were subject to a three-year “cliff” vesting provision, which was intended to motivate him to drive long-term operating performance results.

          Termination in Absence of a Change of Control. In the event of a termination in absence of change of control and upon the execution of a binding release agreement, Mr. Combs was entitled to receive: (1) a lump sum payment in an amount equal to eighteen (18) months of his base salary, less applicable withholding taxes; (2) reimbursement of premiums paid for continuation coverage for eighteen (18) months pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and (3) an amount equal to his then-current target bonus, less any previously paid advances and applicable withholding taxes, and prorated for the number of days of his service for such year. These severance terms are consistent with his earlier retention agreement, except for the payments have been increased from twelve (12) to eighteen (18) months to reflect current market conditions.

          Termination Upon a Change of Control. In the event of a termination upon a change of control and upon the execution of a binding release agreement, Mr. Combs was entitled to receive: (1) a lump sum payment in an amount equal to eighteen (18) months of his base salary, less applicable withholding taxes; (2) reimbursement of premiums paid for continuation coverage for eighteen (18) months pursuant to COBRA; (3) a lump sum payment in an amount equal to one hundred and fifty percent (150%) of his then-current target bonus, less applicable withholding taxes and (4) full acceleration of all outstanding equity awards (other than the Q1 2010 Awards whose acceleration is described above). Mr. Combs is required to provide reasonable transition services to the Company (or any successor) following a termination upon a change of control for a three (3) month period in order to receive these benefits. These severance terms are consistent with the executive’s earlier retention agreement, except for the payments have been increased from twelve (12) to eighteen (18) months to reflect current market conditions.

          Term of Agreement. From February 22, 2012 through February 22, 2015, during the three-month period that follows the anniversary of the effective date, either Mr. Combs or the company may give notice to the other that the Agreement shall terminate at the end of the calendar year in which such notice was provided. After a change of control, this term and notice provision shall be null and void.

          Separation Agreement

          Mr. Combs resigned as chief executive officer effective September 30, 2010. In recognition of his six years of service to the company, and in exchange for a release of claims, Mr. Combs will receive a lump sum payment equal to 18 months of his current base salary of $350,000, and $74,375, representing his pro-rated target bonus for fiscal 2011, based on one quarter of service, less applicable withholding taxes. He will also receivd reimbursement of premiums paid for continuation coverage for 18 months pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985. Mr. Combs will not be required to reimburse the company for the relocation expenses previously paid to him.

Other Benefits

          Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at peer companies.

          In November 2009, the compensation committee approved for Messrs. Combs and Weisner a monthly travel and living allowance of $5,600 and $6,500 respectively. This allowance was for commuting expenses from their permanent homes to Silicon Valley. The compensation committee decided it was necessary to pay these allowances to these executives in order to retain these executives who would not otherwise be willing to relocate to Silicon Valley on a full time basis. Messrs. Combs and Weisner received this monthly travel and living allowance throughout fiscal 2009. As described above, in February, 2010, the compensation committee approved a one-time, lump-sum payment of $201,600, less applicable withholding taxes, to Mr. Combs for the purposes of relocating his principal residence to the Silicon Valley, which payment was made in April 2010. His monthly travel and living allowance of $5,600 was discontinued in June 2010.

                    Accounting and Tax Implications. We estimate the fair value of stock options granted using the Black-Scholes option-pricing formula and a single option award approach. This fair value is then amortized to expense on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Our cash compensation is recorded as an expense at the time the obligation is accrued.

          Under federal tax laws, a publicly-held company such as ShoreTel is not allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not performance based. Non-performance based compensation paid to our executive officers for fiscal 2010 did not exceed the $1.0 million limit per officer and the compensation committee does not anticipate that the non-performance based compensation to be paid to executive officers for the 2011 fiscal year will be in excess of the deductible limit.

          The compensation committee believes that in establishing the cash and equity incentive compensation programs for the company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the compensation committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive award programs tied to the company’s financial performance or equity incentive grants tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the IRC. The compensation committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the executive officers essential to the company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

          Also, the compensation committee takes into account whether components of our compensation will be adversely impacted by the penalty tax associated with Section 409A of the IRC, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

          Equity Award Policies. Equity awards for newly hired executives are typically made on the date the executive starts employment. Performance grants and annual re-fresh grants are typically made to executives during an open trading window as defined in the company’s insider trading policy. We do not have any equity security ownership guidelines or requirements for our executive officers.

COMPENSATION COMMITTEE REPORT

          This report of the compensation committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that ShoreTel specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

          The compensation committee of the company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Michael Gregoire, Chair
Gary J. Daichendt
Kenneth D. Denman

EXECUTIVE COMPENSATION

          Executive compensation tables

          The following table presents compensation information for our fiscal year ended June 30, 2010 paid to or accrued for our chief executive officer, our chief financial officer, each of our three other most highly compensated executive officers whose aggregate salary and bonus was more than $100,000. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

Summary Compensation

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)		Non-Equity Incentive Plan Compensation(3)		All Other Compensation		Total

John W. Combs	2010	$350,000	—	$650,100	$672,020		$181,088		$258,931	(4)	$2,112,139
Former President and Chief Executive Officer	2009	350,000	—	—	193,770	(8)	192,780		76,441	(4)	812,991
	2008	337,500	—	—	1,325,460		142,319		51,602	(4)	1,856,881

Michael E. Healy	2010	250,000	—	—	—		70,000		—		320,000
Chief Financial Officer	2009	250,000	—	—	357,856	(8)	60,000		—		667,856
	2008	250,000	—	—	303,200		56,000		—		609,200

Donald J. Girskis	2010	250,000	—	—	132,757		171,537	(5)	—		554,294
Interim Chief Executive Officer, Senior Vice President, Worldwide Sales(6)	2009	250,000	—	—	—		180,881	(5)	—		430,881
	2008	98,485	—	246,500	723,925		109,535		—		1,178,445
Pedro Rump	2010	235,000	—	—	—		73,000		—		308,000
Vice President, Engineering and Operations	2009	235,000			185,804	(8)	65,000		—		485,804
	2008	235,000	—	—	883,640		60,000		—		1,178,640

Walter Weisner(7)	2010	231,000		—	92,193		42,000		87,294	(4)	452,487
Former Vice President, Global Support Services	2009	231,000		—	103,344	(8)	67,000				401,344
	2008	231,000		—	706,912		50,500		62,227	(4)	1,050,639

(1)	The amounts in this column include payments by us in respect of accrued vacation, holidays, and sick days, as well as any salary contributed by the named executive officer to our 401(k) plan.

(2)

Represents the aggregate grant date fair value under SFAS 123(R). In fiscal year 2010 we estimated the grant date fair value of stock option awards using the Black-Scholes option valuation model with the following assumptions — Expected life: 6-6.5 years, Risk free interest rate: 2.26-2.47%, Volatility: 57-58%, and Dividend yield: 0, and in fiscal year 2009 we estimated the grant date fair value of stock option awards using the Black-Scholes option valuation model with the following assumptions — Expected life: 6-6.4 years, Risk free interest rate: 1.8-3.1%, Volatility: 58-59%, and Dividend yield: 0, and in fiscal year 2008 we estimated the grant date fair value of stock option awards using the Black-Scholes option valuation model with the following assumptions — Expected life: 6 years, Risk free interest rate: 2.4-4.5%, Volatility: 62%, and Dividend yield: 0, and in fiscal year 2007 we estimated the grant date fair value of stock option awards using the Black-Scholes option valuation model with the following assumptions – Expected life: 4 or 6 years, risk free interest rate: 4.6-4.8%, Volatility: 55%, and Dividend yield: 0.

(3)

Except as otherwise noted below, all non-equity incentive plan compensation were paid pursuant to a bonus incentive plan for fiscal 2008 and 2009 and 2010. For a description of this plan, see “Compensation Discussion and Analysis — Non-Equity Incentive Plan Award.”

(4)	In 2008 and 2009, represents travel expenses, living expenses and rent. In 2010, represents relocation allowance. See “Compensation Discussion and Analysis — Other benefits.”

(5)	Represents sales commissions and discretionary bonus.

(6)	Mr. Girskis commenced employment in February 2008.

(7)	Mr. Weisner terminated employment in July 2010.

(8)	Represents incremental fair value of stock options exchanged under the Company’s February 2009 tender offer.

          In addition, we allow our executives to use our ShoreTel phone systems in their homes at no cost, provided that they return the equipment upon termination of employment.

Grants of Plan-Based Awards During the 2010 Fiscal Year

          The following table provides information with regard to grants of plan-based awards to each named executive officer during our fiscal year ended June 30, 2010:

				Number of Securities Underlying Awards(2)		Exercise Price of Option Awards(3)	Grant Date Fair Value of Stock Option Awards(7)
	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)

Name		Target	Maximum

John W. Combs	2/22/2010	—	—	200,000	(4)	$5.91	$672,020
	2/22/2010			110,000	(5)	—	650,100
	—	$297,500	$446,250	—		—	—

Michael E. Healy	—	—	—
	—	112,500	168,750	—		—	—

Donald J. Girskis	8/17/2009	—	—	36,000	(6)	6.50	132,757
	—	250,000	N/A	—		—	—

Pedro Rump	—	—	—
	—	105,750	158,625	—		—	—

Walter Weisner	8/17/2009	—	—	25,000	(6)	6.50	92,193
	—	103,950	155,925	—		—	—

(1)	Represents bonuses payable pursuant to ShoreTel bonus plans for fiscal 2009. For a description of these plans, see “Compensation Discussion and Analysis — Non Equity Incentive Plan Award.”

(2)	Each stock award was granted pursuant to our 2007 Equity Incentive Plan.

(3)	Represents the fair market value of a share of our common stock on the grant date of the option, and represents the closing price of our common stock on such date.

(4)	A stock option that vests as to 100% of the shares on the third anniversary of the grant date. No shares vested prior to Mr. Combs’s departure.

(5)	A restricted stock unit that vests as to 100% of the shares on the third anniversary of the grant date. No shares vested prior to Mr. Combs’s departure.

(6)	A stock option that vests as to 50% of the shares on the first anniversary of the grant date and vests as to 1/48 of the shares each month over the next two years thereafter.

(7)

Represents the grant date fair value under SFAS 123(R), we estimated the grant date fair value of stock option awards described in footnotes 4-5 using the Black-Scholes option valuation model with the following assumptions — Expected life: 6-6.5 years, Risk free interest rate: 2.26-2.47%, Volatility: 57-58%, and Dividend yield: 0. See Footnote 8 in the Notes to Consolidated Financial Statements in our Annual Rpeort on Form 10-K for further discussion of the assumptions used.

          Equity awards may be subject to accelerated vesting upon involuntary termination or constructive termination following a change of control of ShoreTel, as discussed below in “— Employment, Severance and Change of Control Arrangements.”

          Outstanding Equity Awards at June 30, 2010

          The following table presents the outstanding option and restricted stock units held as of June 30, 2010 by each named executive officer:

									Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

	Number of Securities Underlying Unexercised Options(1)				Option Exercise Price(2)	Option Expiration Date	Shares of Units of Stock That Have Not Vested

Name	Exercisable		Unexercisable

John W. Combs(4)	—		150,000	(5)	$4.82	2/3/2016
			200,000	(6)	5.91	2/22/2020
					—	—	110,000	(7)	$510,400

Michael E. Healy	108,332		216,667	(8)	4.82	2/3/2016
	52,083		47,917	(9)	5.08	5/6/2018

Donald J. Girskis	145,833	(10)	104,167		4.93	2/11/2018
	—				—	—	25,000	(11)	$116,000
	—		36,000	(12)	6.50	8/17/2019

Pedro Rump	237,500	(13)	—		0.80	1/12/2016
	60,000	(14)	—		3.20	10/3/2016
	—		49,999	(5)	4.82	2/3/2016
	—		100,000	(5)	4.82	2/3/2016

Walter Weisner	72,500	(15)	—		0.40	9/8/2015
	39,999	(16)	—		3.20	10/3/2016
	—		80,000	(5)	4.82	2/3/2016
	—		25,000	(5)	6.50	8/17/2019

(1)

Each stock option was granted pursuant to our 1997 Stock Option Plan or 2007 Equity Incentive Plan. The vesting and exercisability of each stock option is described in the footnotes below for each option. Each of these equity awards expires 7 or 10 years from the date of grant. Certain of these stock options are also subject to accelerated vesting upon involuntary termination or constructive termination following a change of control of ShoreTel, as discussed below in “Employment, Severance and Change of Control Arrangements.”

(2)

Represents the fair market value of a share of our common stock on the option’s grant date, as determined by our Board of Directors or if the grant date was subsequent to our initial public offering, the closing price of our common stock on the date of grant.

(3)

Market value of shares or units of stock that have not vested is computed by multiplying $4.64, closing price on The Nasdaq Global Market of our common stock on June 30, 2010, by the number of shares or units of stock.

(4)

Mr. Combs early-exercised in full a stock option to purchase 2,081,799 shares during fiscal 2005 and 2006. This option vested as to 12.5% of the shares in January 2005, and vests as to 1/48 of the shares each month thereafter. As of June 30, 2009, all shares were vested.

(5)

Represents shares subject to an outstanding stock option. The option vests as to 50% of the shares in February 2011, and 1/48 of the shares each month over two years thereafter. No shares vested prior to Mr. Combs’s departure.

(6)	Represents shares subject to an outstanding stock option. The option vests as to 100% of the shares in February 2013. No shares vested prior to Mr. Combs’s departure.

(7)	Represents a restricted stock unit (RSU). The RSU vests as to 100% of the units in February 2013. No shares vested prior to Mr. Combs’s departure.

(8)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in February 2010, and 1/48 of the shares each month over three years thereafter.

(9)	Represents shares subject to an outstanding stock option. The option vests as to 50% of the shares in May 2010, and 1/48 of the shares each month over two years thereafter.

(10)

Represents shares remaining subject to an outstanding stock option. The option/shares vested as to 25% of the shares in February 2009, and vests as to 1/48 of the shares each month over three years thereafter.

(11)	Represents a restricted stock unit (RSU). The RSU vests as to 50% of the units in February 2010, and vests 25% of the units on each annual date over two years thereafter.

(12)	Represents shares subject to an outstanding stock option. The option vests as to 50% of the shares in August 2011, and 1/48 of the shares each month over two years thereafter.

(13)

Represents shares remaining subject to an immediately exercisable stock option to purchase 265,500 shares that was partially exercised. Mr. Rump has early-exercised 25,000 shares subject to this option. The option/shares vested as to 25% of the shares in January 2007, and vests as to 1/48 of the shares each month over three years thereafter. As of June 30, 2010, 265,500 shares were vested and none were unvested.

(14)

Represents shares subject to an immediately exercisable outstanding stock option. The option vests as to 50% of the shares in October 2008, and 1/48 of the shares each month over two years thereafter. As of June 30, 2010 55,000 shares were vested and 5,000 shares were unvested.

(15)

Represents shares remaining subject to an immediately exercisable stock option to purchase 180,000 shares that was partially exercised. Mr. Weisner has exercised 107,500 shares subject to this option. The option/shares vested as to 25% of the shares in July 2006, and vests as to 1/48 of the shares each month over three years thereafter. As of June 30, 2010, 180,000 shares were vested and 0 shares were unvested.

(16)

Represents shares subject to an immediately exercisable outstanding stock option. The option vests as to 50% of the shares in October 2008, and 1/48 of the shares each month over two years thereafter. As of June 30, 2010 36,665 shares were vested and 3,334 shares were unvested.

Option Exercises During Fiscal 2010

          The following table shows the number of shares acquired pursuant to the exercise of options by each named executive officer during our fiscal year ended June 30, 2010:

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired Upon Vesting	Value Realized on Vesting (2)

John W. Combs	—	—	—	—

Michael E. Healy	—	—	—	—

Donald Girskis	—	—	25,000	$141,250

Pedro Rump	3,000	$18,300	—	—

Walter Weisner	45,000	$219,000	—	—

(1) The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying that option on the date of exercise and the aggregate exercise price of the option.

(2) Reflects the closing price of our common stock on the vesting date.

Employment, Severance and Change of Control Arrangements

          John W. Combs, our former president and chief executive officer, executed an offer letter in July 2004, which was replaced by an employment agreement dated February 2010. Please see “Agreements with Mr. Combs –Employment Agreement” above. Mr. Combs terminated employment on September 30, 2010. Please see “Agreements with Mr. Combs –Separation Agreement” above.

          Michael E. Healy, our chief financial officer, executed an offer letter in May 2007. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Healy’s starting annual base salary at $250,000. In addition, Mr. Healy is eligible to participate in our company bonus plan as in effect from time to time, at a bonus target of 45% of his annual salary. Mr. Healy also received a prepaid bonus of $30,000, which was forfeitable on a prorated basis had Mr. Healy voluntarily terminated his employment with us or was terminated for cause within the first 12 months of his employment. Pursuant to the offer letter, Mr. Healy was granted an option to purchase 324,999 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. Mr. Healy also has a retention incentive agreement that provides for severance upon his termination. Please see “–Retention Incentive Agreements” above.

          Donald J. Girskis, our interim chief executive officer and senior vice president of worldwide sales, executed an offer letter in January 2008. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Girskis’s starting annual base salary at $250,000. In addition, Mr. Girskis is eligible for incentive compensation of $250,000 annually, subject to achievement of revenue goals and other goals and objectives. Pursuant to the offer letter, Mr. Girskis was granted an option to purchase 250,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant, and 50,000 restricted stock units. Mr. Girskis also has a retention incentive agreement that provides for severance upon his termination. Please see “–Retention Incentive Agreements” above.

          Pedro Rump, our vice president of engineering and operations, executed an offer letter in December 2005. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Rump’s starting annual base salary at $225,000. In addition, Mr. Rump is eligible for an annual incentive bonus. In connection with his joining our company in December 2005, Mr. Rump received a stock option grant of 265,500 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of such grant. Mr. Rump also has a retention incentive agreement that provides for severance upon his termination. Please see “–Retention Incentive Agreements” above.

          Walter Weisner, our former vice president of global support services, executed an offer letter in April 2005 with a start date in July 2005. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Weisner’s starting annual base salary at $225,000. In addition, Mr. Weisner is eligible for an annual incentive bonus. In connection with his joining our company in April 2005, Mr. Weisner received a stock option grant of 180,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of such grant. Mr. Weisner also has a retention incentive agreement that provides for severance upon his termination. Please see “–Retention Incentive Agreements” above.

          The following table summarizes the value of benefits payable to each named executive officer pursuant to the arrangements described above if they are terminated without cause:

Potential Payments on Termination or Change of Control

	Termination Absent a Change of Control			Change of Control

Name	Salary		Acceleration of Equity Vesting	Salary		Acceleration of Equity Vesting(1)

Michael E. Healy	133,010	(2)	—	378,761	(3)	0	(4)
Donald J. Girskis	130,405	(2)	—	385,809	(3)	87,000	(4)
Pedro Rump	—		—	172,254	(5)	3,600	(6)
Walter Weisner	—		—	176,385	(5)	2,400	(6)

(1)	Calculated based on the termination or change of control taking place as of June 30, 2010, and the closing price of our common stock on that date of $4.64 per share.

(2)	Reflects continued base salary for 6 months following termination and reimbursement of premiums paid for continuation coverage for 6 months pursuant to COBRA.

(3)	Reflects continued base salary for 12 months following termination, 100% of annual target bonus and reimbursement of premiums paid for continuation coverage for 12 months pursuant to COBRA.

(4)	Reflects acceleration of 75% outstanding equity awards. Excludes value of options with exercise prices exceeding the stock price at June 30, 2010.

(5)	Reflects continued base salary for 6 months following termination, 50% of annual target bonus and reimbursement of premiums paid for continuation coverage for 6 months pursuant to COBRA.

(6)	Reflects acceleration of 50% outstanding equity awards. Excludes value of options with exercise prices exceeding the stock price at June 30, 2010.

               Our named executive officers have Retention Incentive Agreements which were not modified during fiscal 2010. The Agreements provide for specified termination benefits, and if executed by the executive officer, replace any existing severance agreements with the executive officer. The Agreements were adopted in an effort to establish consistency in its executive severance practices and to encourage retention of its executive talent.

          The Agreements entered into with Messrs. Healy and Girskis provide for the following benefits:

          Termination in Absence of a Change of Control. In the event of employment termination in the absence of a change of control of the Company, and upon the execution of a binding release agreement, each of Messrs. Healy and Girskis will be entitled to receive (1) a lump sum payment in an amount equal to six months of his base salary, less applicable withholding taxes, and (2) reimbursement of premiums paid for continuation coverage for six months pursuant to COBRA.

          Termination Upon a Change of Control. In the event of employment termination upon a change of control of the Company, and upon the execution of a binding release agreement, each of Messrs. Healy and Girskis will be entitled to receive (1) a lump sum payment in an amount equal to twelve months of his base salary, less applicable withholding taxes, (2) a lump sum payment in an amount equal to one hundred percent of his annual target bonus, less applicable withholding taxes, (3) acceleration of seventy-five percent of all outstanding equity awards, and (4) reimbursement of premiums paid for continuation coverage for twelve months pursuant to COBRA.

          The Agreement with Messrs. Rump and Weisner provides for the following benefits:

          Termination Upon a Change of Control. In the event of employment termination upon a change of control of the Company, and upon the execution of a binding release agreement, each of Messrs. Rump and Weisner will be entitled to receive (1) a lump sum payment in an amount equal to six months of his base salary, less applicable withholding taxes, (2) a lump sum payment in an amount equal to fifty percent of the officer’s annual target bonus, less applicable withholding taxes, (3) acceleration of fifty-percent of the officer’s outstanding equity awards, and (4) reimbursement of premiums paid for continuation coverage for six months pursuant to COBRA.

TRANSACTIONS WITH RELATED PERSONS

          From July 1, 2008 to the present, there have been no (and there are no currently proposed) transactions in which ShoreTel was (or is to be) a participant and the amount involved exceeded $120,000 and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for our named executive officers and directors and compensation arrangements with our other executive officers not required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission.

          ShoreTel has adopted and maintains a code of conduct and ethics that applies to all directors, executive officers and employees. The code covers matters that we believe are supportive of high standards of ethical business conduct, including those regarding legal compliance, conflicts of interest, insider trading, corporate opportunities, competition and fair dealing, maintenance of corporate books and records, gifts and entertainment, political contributions, international business laws, confidentiality, protection of company assets, public communications, special obligations applicable to our chief executive officer and senior financial officers, and standards and procedures for compliance with the code. The code can be found under the heading “Corporate Governance” in the investor relations section of our website at www.shoretel.com.

          The code does not distinguish between potential conflict of interest transactions involving directors or executive officers and those involving other employees. It notes that all covered persons are expected to avoid conflicts of interest. The code provides some examples of activities that could involve conflicts of interest, including aiding our competitors, involvement with any business that does business with us or seeks to do so, owning a significant financial interest in a competitor or a business that does business with us or seeks to do so, soliciting or accepting payments or other preferential treatment from any person that does business with us or seeks to do so, taking personal advantage of corporate opportunities and transacting company business with a family member.

          The code defines a “related party transaction” to mean any transaction that is required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission. The compliance officer under the code will conduct a review of all related party transactions for potential conflict of interest situations. Further, all related party transactions must be approved or ratified by our audit committee or another independent body of the board. The code does not expressly set forth the standards that would be applied in reviewing, approving or ratifying transactions in which our directors, executive officers or 5% stockholders have a material interest. We expect that in connection with the review, approval or ratification of any such transaction, our compliance officer and audit committee or independent body of the board will be provided with all material information then available regarding the transaction, the nature and extent of the director’s, executive officer’s or 5% stockholder’s interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. We expect that any such transaction would be approved or ratified only if our audit committee or independent body of the board concluded in good faith that it was in our interest to proceed with it. We expect that that pre-approval will be sought for any such transaction when practicable, and when pre-approval is not obtained, for any such transaction to be submitted for ratification as promptly as practicable.

REPORT OF THE AUDIT COMMITTEE

          This report of the audit committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that ShoreTel specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

          Management is responsible for ShoreTel’s internal controls and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of ShoreTel’s consolidated financial statements, and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. In this context, during fiscal year 2010, the audit committee has met and held discussions with management and Deloitte & Touche LLP, our independent registered public accounting firm. Management has represented to the audit committee that ShoreTel’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP. The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380),1 as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

          Deloitte & Touche LLP has also provided to the audit committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with Deloitte & Touche LLP that independent registered public accounting firm’s independence.

          Based upon the audit committee’s discussions with management and Deloitte & Touche LLP and the audit committee’s review of the representations of management and the report of Deloitte & Touche LLP to the audit committee, the audit committee recommended that the board include the audited consolidated financial statements in ShoreTel’s Annual Report on Form 10-K for the year ended June 30, 2010 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Edward F. Thompson (Chair)
Kenneth D. Denman
Charles D. Kissner

STOCKHOLDER PROPOSALS

          Stockholder proposals for inclusion in ShoreTel’s proxy statement and form of proxy relating to ShoreTel’s annual meeting of stockholders to be held in 2011 must be received by the secretary of ShoreTel at its principal executive offices no later than June 7, 2011. Stockholders wishing to bring a proposal before the annual meeting to be held in 2011 (but not include it in ShoreTel’s proxy materials) must provide written notice of such proposal to the Secretary of ShoreTel at the principal executive offices of ShoreTel between July 21, 2011 and August 20, 2011.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

          ShoreTel invites its board members to attend its annual stockholder meetings, but does not require attendance.

SECURITYHOLDER COMMUNICATIONS

          Any securityholder of ShoreTel wishing to communicate with the board may write to the board at Board of Directors, c/o ShoreTel, 960 Stewart Drive, Sunnyvale, California 94085. An employee of ShoreTel, under the supervision of the chairman of the board, will forward these emails and letters directly to the board. Securityholders may indicate in their email messages and letters if their communication is intended to be provided to certain director(s) only.

CODE OF CONDUCT AND ETHICS

          ShoreTel has adopted a code of conduct and ethics that applies to ShoreTel’s directors, executive officers and employees, including its chief executive officer and chief financial officer. The code of conduct and ethics is available under the heading “Corporate Governance” in the investor relations section of ShoreTel’s website at www.shoretel.com.

OTHER MATTERS

          The board does not presently intend to bring any other business before the annual meeting, and, so far as is known to the board, no matters are to be brought before the annual meeting except as specified in the notice of the annual meeting. As to any business that may properly come before the annual meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

          Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.